Exhibit 99.2
Form of Purchase Notice
U.S. Bank National Association
One Federal Street
Boston, MA 02110
Attention: Corporate Trust Services
     Re: Purchase Notice
Ladies and Gentlemen,
     Reference is made to the Indenture dated as of June 16, 2003, as amended (the “Indenture”) by and between Mesa Air Group, Inc., a Nevada corporation, as issuer (the “Company”), the Guarantors and you, as Trustee, with respect to the Company’s Senior Convertible Notes due 2023 (the “Notes”) issued under the Indenture.
     Pursuant to Section 3.08 of the Indenture and Section 6 of the Notes, holders of the Notes (the “Holders”) have the right to require the Company to repurchase the Notes on June 16, 2008 (the “Purchase Date”) at a price of $387.27 per $1,000 Note plus any accrued and unpaid cash interest (the “Purchase Price”).
     This Purchase Notice is being delivered by                                         , (the “Holder”), in connection with the Holder’s delivery for purchase on the Purchase Date by the Company of the Note(s) bearing certificate number(s)                                         , which Note(s) has/have a principal amount at maturity set forth on its/their face of $                                         (the “Principal Amount at Maturity”).
     The Holder will deliver to be purchased on the Purchase Date the following portion of the Principal Amount at Maturity of the Notes, which portion is a Principal Amount at Maturity of $1,000 or an integral multiple thereof: $                                        .
     The Notes shall be purchased by the Company as of the Purchase Date pursuant to the terms and conditions specified in paragraph 6 of the Notes and in the Indenture.